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                                                                    EXHIBIT 99.1



(ALLIED HEALTHCARE LOGO)






CONTACT:  DANIEL C. DUNN
          CHIEF FINANCIAL OFFICER
          (314) 771-2400


                       ALLIED HEALTHCARE PRODUCTS REPORTS
                    PROFITABLE SECOND QUARTER AND FIRST HALF

         -  LOWER PRODUCTION COSTS AND OPERATING EXPENSES IMPROVE MARGINS.

         -  DEBT IS REDUCED BY 29% IN THE FIRST HALF.

ST. LOUIS, February 9, 2004 --- Allied Healthcare Products Inc. (NASDAQ: AHPI) today reported that its second quarter ended December 31, 2003, with a net income of $384,000, or five cents per share, compared to a net loss of $176,000, or negative two cents per share, for the second quarter of fiscal 2003.

         Second quarter earnings improved over the first quarter's break-even results, reflecting higher sales in the second quarter and higher gross margins. Year-to-date results improved from a loss of $416,000 for the first half of fiscal 2003 to a net income of $387,000 for the first half of fiscal 2004.

         Lower production costs in 2004 resulted in a $937,000 improvement in gross margins versus the prior year. Production costs were lowered through automation and increased production of parts in-house. Operating expenses were reduced by savings resulting from staff reductions, as well as lower property and casualty insurance rates.



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         Sales for the second quarter increased by about two percent compared to same quarter prior year. Sales for the first half of the year were down four percent from the previous year.

         Debt was reduced by $2.9 million, or 29 percent, in the first half and has been reduced by $5.4 million or 43% in last 12 months.

         "Our order levels began to show modest positive growth in the second quarter, and we hope to strengthen those results with new products, two of which will be launched in the next two quarters," said Earl R. Refsland, chief executive officer.

         "Meanwhile, our efforts to reduce costs have had even better results than we projected, improving our gross margins by four percentage points over fiscal year 2003. Two additional automation projects became operational in January, and we estimate they will save an additional $200,000 per year," Refsland said.

         "Finally, close attention to inventory management and receivables has continued to reduce debt and significantly improve our cash flow position," Refsland said.

         Allied Healthcare Products Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of hospital and alternate care settings.

"SAFE HARBOR" STATEMENT: Statements contained in this release that are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company's operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

                                       ##


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                        ALLIED HEALTHCARE PRODUCTS INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)




                                                       Three months ended,              Six months ended,
                                                           December 31,                   December 31,
                                                      2003            2002            2003            2002
Net Sales                                         $ 15,077,334    $ 14,852,228    $ 28,884,862    $ 30,092,899
Cost of Sales                                       10,968,845      11,467,535      21,379,800      23,524,527
                                                  ------------    ------------    ------------    ------------

Gross Profit                                         4,108,489       3,384,693       7,505,062       6,568,372

Selling General And Admin                            3,334,657       3,424,554       6,514,568       6,747,998
                                                  ------------    ------------    ------------    ------------

Income/(loss) from operations                          773,832         (39,861)        990,494        (179,626)

Interest Expense                                       144,774         219,708         341,716         443,642
Other, net                                             (11,040)         10,343          (5,682)         22,887
                                                  ------------    ------------    ------------    ------------
                                                       133,734         230,051         336,034         466,529
                                                  ------------    ------------    ------------    ------------

Income/(loss) before
provision/(benefit) for income taxes                   640,098        (269,912)        654,460        (646,155)

Provision/(benefit) for income taxes                   255,891         (93,823)        267,480        (229,668)
                                                  ------------    ------------    ------------    ------------

Net Income/(loss)                                 $    384,207    $   (176,089)   $    386,980    $   (416,487)
                                                  ============    ============    ============    ============

Net Income/(loss) per share - Basic and Diluted   $       0.05    $      (0.02)   $       0.05    $      (0.05)
                                                  ============    ============    ============    ============

Weighted average common shares
Outstanding - Basic                                  7,814,910       7,813,932       7,814,421       7,813,932

Weighted average common shares
Outstanding - Diluted                                7,995,788       7,813,932       7,974,834       7,813,932

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                         ALLIED HEALTHCARE PRODUCTS INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)


                                                              December 31, 2003    June 30, 2003
ASSETS

Current assets:
   Cash                                                        $        73,646    $        12,016
   Accounts receivable, net of allowance for doubtful
     accounts of $500,000 and $475,000, respectively                 7,497,617          7,848,977
   Inventories, net                                                 11,191,335         12,274,972
   Income tax receivable                                               392,259            392,259
   Other current assets                                                474,325            149,995
                                                               ---------------    ---------------
      Total current assets                                          19,629,182         20,678,219
                                                               ---------------    ---------------

   Property, plant and equipment, net                               12,332,497         12,630,289
   Deferred income taxes                                               989,710            989,710
   Goodwill                                                         15,979,830         15,979,830
   Other assets, net                                                   111,698            134,528
                                                               ---------------    ---------------
      Total assets                                             $    49,042,917    $    50,412,576
                                                               ===============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                            $     3,458,308    $     2,192,717
   Current portion of long-term debt                                 3,039,990          5,409,304
   Deferred income taxes                                               412,079            412,079
   Other current liabilities                                         3,098,573          3,218,981
                                                               ---------------    ---------------
      Total current liabilities                                     10,008,950         11,233,081
                                                               ---------------    ---------------

Long-term debt                                                       4,068,822          4,612,320
                                                               ---------------    ---------------

Commitments and contingencies                                               --                 --

Stockholders' equity:
   Preferred stock; $0.01 par value; 1,500,000 shares
      authorized; no shares issued and outstanding                          --                 --
   Series A preferred stock; $0.01 par value; 200,000 shares
      authorized; no shares issued and outstanding                          --                 --
   Common stock; $0.01 par value; 30,000,000 shares
      authorized; 7,818,432 and 7,813,932  shares issued
      and outstanding at December 31, 2003
      and June 30, 2003, respectively                                  101,175            101,175
   Additional paid-in capital                                       47,041,536         47,030,549
   Common stock in treasury, at cost                               (20,731,428)       (20,731,428)
   Retained earnings                                                 8,553,862          8,166,879
                                                               ---------------    ---------------
      Total stockholders' equity                                    34,965,145         34,567,175
                                                               ---------------    ---------------
      Total liabilities and stockholders' equity               $    49,042,917    $    50,412,576
                                                               ===============    ===============